Exhibit 99.1

Plexus Announces Todd Kelsey to Succeed Dean Foate as Chief Executive Officer

NEENAH, WI - April 20, 2016 - Plexus (NASDAQ: PLXS) a leading electronics engineering, manufacturing and aftermarket services provider, today announced Dean Foate’ s intention to retire as President and Chief Executive Officer at the end of Plexus’ fiscal year 2016. Having served in the role since 2002, Mr. Foate led the development of Plexus’ differentiated go-to-market strategy and transformed the business to provide a comprehensive array of Product Realization solutions to globally recognized brands in mid-to-low volume, higher complexity markets.

As part of Plexus’ succession planning process, Plexus’ Executive Vice President and Chief Operating Officer, Todd Kelsey, will become President and Chief Executive Officer on October 2, 2016. In order to ensure a smooth transition, Mr. Foate will continue with Plexus as an Executive Chairman until September 30, 2017, at which time the Board intends to appoint him non-executive Chairman of the Board.

Dean Foate, Chairman, President and CEO, commented, “I am fortunate to work with the best management team in the industry. Their passion for executing our differentiated strategy, in conjunction with our employees’ dedication to delivering customer service excellence, has made Plexus a leader in our industry.” Mr. Foate continued, “Todd is a seasoned leader that knows our industry well and has amassed a comprehensive knowledge of Plexus while cultivating strong relationships with our customers. He has been instrumental in developing and driving key strategic initiatives and I am confident in his ability to deliver industry-leading results.”

Todd Kelsey joined Plexus in 1994 as a Design Engineer and was named Vice President of Plexus’ Neenah Design Center in 2002, Senior Vice President of Plexus Engineering Solutions in 2006, Senior Vice President Global Customer Services in 2007 and Executive Vice President Global Customer Services in 2011. He was promoted to his current position of Executive Vice President and Chief Operating Officer in 2013. Mr. Kelsey holds bachelor’s and master’s degrees in electrical engineering from the University of Wisconsin-Madison and a master’s degree in business administration from the University of Wisconsin-Oshkosh.

Investor and Media Contact
Susan Hanson
+1.920.751.5491
susan.hanson@plexus.com

About Plexus – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the effect of start-up costs of new programs and facilities; possible unexpected costs and operating disruption in transitioning programs, including as a result of a facility closure; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix, low volumes and demanding quality, regulatory, and other requirements; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the potential effects of regional results on our taxes and ability to use deferred tax assets and net operating losses; risks related to information technology systems and data security; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2015 Form 10-K).